Filed pursuant to Rule 424(b)(2)
SEC File No. 333-219323

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Fixed-to-Floating Cumulative Perpetual Preferred Stock, Series B	$500,000,000	$62,250

(1)

The registration fee is calculated in accordance with Rule 457(r) under the Securities Act at the statutory rate of $124.50 per $1,000,000 of securities registered and relates to the Registration Statement on Form S-3 (No. 333-219323) filed by General Motors Financial Company, Inc. on July 17, 2017.

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 17, 2017)

GENERAL MOTORS FINANCIAL COMPANY, INC.

500,000 Shares of Fixed-to-Floating Rate Cumulative Perpetual Preferred Stock,

Series B

We are offering 500,000 shares of our Fixed-to-Floating Rate Cumulative Perpetual Preferred Stock, Series B, liquidation preference $1,000 per share (the “Series B Preferred Stock”).

Holders of Series B Preferred Stock will be entitled to receive cash dividend payments when, as and if declared by our board of directors (or a duly authorized committee of our board of directors). Dividends on the Series B Preferred Stock will accrue and be payable from the date of issuance to, but excluding, September 30, 2028 at a rate of 6.500% per annum, payable semi-annually in arrears on March 30 and September 30 of each year, beginning on March 30, 2019. From and including September 30, 2028, we will pay cash dividends on the Series B Preferred Stock, when, as and if declared, at a floating rate equal to the then-applicable three-month U.S. dollar LIBOR (as defined herein) plus a spread of 3.436% per annum, payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year (subject to certain exceptions described herein), beginning on December 30, 2028. Dividends on the Series B Preferred Stock will be cumulative whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. So long as any share of Series B Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Series B Preferred Stock through the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), no dividend will be paid or declared or funds set aside for payment on junior stock (as defined herein), no junior stock will be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, and no shares of parity stock (as defined herein) will be repurchased, redeemed or otherwise acquired for consideration by us, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such parity stock, subject to certain exceptions. Payment of dividends on the Series B Preferred Stock will be subject to certain legal and other restrictions as described elsewhere in this prospectus supplement.

The Series B Preferred Stock will not have a maturity date. We may, at our option, redeem the shares of Series B Preferred Stock, in whole or in part, at any time on or after September 30, 2028, at a price of $1,000 per share of Series B Preferred Stock plus all dividends accumulated and unpaid to, but excluding, the redemption date, as described under “Description of the Series B Preferred Stock—Redemption.” The Series B Preferred Stock will not have voting or consent rights, except as set forth herein under “Description of the Series B Preferred Stock—Voting Rights.”

The Series B Preferred Stock will rank on parity with our 5.750% Fixed-to-Floating Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference $1,000 per share (the “Series A Preferred Stock”), with respect to the payment of dividends and the distribution of assets upon our liquidation or winding up.

We do not intend to apply for listing of the shares of Series B Preferred Stock on any securities exchange or for inclusion of the shares in any automated quotation system. Currently there is no public market for the Series B Preferred Stock.

The shares of Series B Preferred Stock will not be deposits or savings accounts. These securities will not be insured by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality and are not obligations of, or guaranteed by, a bank.

Investing in the Series B Preferred Stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share of Series B Preferred Stock	Total
Public offering price(1)	$1,000	$500,000,000
Underwriting discounts and commissions	$15	$7,500,000
Proceeds, before expenses, to us	$985	$492,500,000

(1)	Does not include accrued dividends, if any, that may be declared. Dividends in respect of the first scheduled dividend payment date, if declared, will accrue from the date of original issuance.

The underwriters expect to deliver the Series B Preferred Stock to the purchasers in book-entry only form through the facilities of The Depository Trust Company, including its participants Clearstream Banking, S.A. and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about September 24, 2018.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley	RBC Capital Markets	Wells Fargo Securities

The date of this prospectus supplement is September 17, 2018

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of Series B Preferred Stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time.

We have not, and the underwriters have not, authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, or provide any assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you is accurate as of their respective dates. The information in documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the respective dates of those documents. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement will control. To the extent the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference into this prospectus supplement or the accompanying prospectus, you should rely on the information in the more recent document.

Before you decide to invest in the Series B Preferred Stock, you should carefully read this prospectus supplement, the accompanying prospectus, the registration statement described in the accompanying prospectus (including the exhibits thereto) and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under the caption “Incorporation of Certain Documents by Reference.”

We are not making offers to sell the Series B Preferred Stock or soliciting offers to purchase the Series B Preferred Stock in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus and may not contain all of the information that may be important to you. You should carefully read this together with the entire prospectus supplement and the accompanying prospectus, and the documents incorporated by reference, including the “Risk Factors” section, and our financial statements and the notes to those financial statements.

Overview

General Motors Financial Company, Inc. (sometimes referred to as “we,” “us,” “our” or “our company”), the wholly owned captive finance subsidiary of General Motors Company (“GM”), is a global provider of automobile financing solutions. We offer automobile loans and leases and commercial dealer loans throughout many different regions, subject to local regulations and market conditions. We evaluate our business in two operating segments: North America (the “North America Segment”) and international (the “International Segment”). The North America Segment includes our operations in the United States and Canada. The International Segment includes our operations in all other countries.

At June 30, 2018, our portfolio consisted of $90.4 billion of automobile loans and leases and commercial dealer loans, comprised of $83.9 billion in our North America Segment and $6.5 billion in our International Segment. Our global footprint covers approximately 90% of GM’s worldwide market.

Corporate Information

We were incorporated in Texas on May 18, 1988, and succeeded to the business, assets and liabilities of a predecessor corporation formed under the laws of Texas on August 1, 1986. Our predecessor began operations in March 1987, and the business has been operated continuously since that time. Our principal executive offices are located at 801 Cherry Street, Suite 3500, Fort Worth, Texas 76102, and our telephone number is (817) 302-7000.

The Offering

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details about the Series B Preferred Stock and this offering contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Series B Preferred Stock, see “Description of the Series B Preferred Stock.”

Issuer	General Motors Financial Company, Inc.

Securities Offered	500,000 shares of Fixed-to-Floating Rate Cumulative Perpetual Preferred Stock, Series B, $0.01 par value, with a liquidation preference of $1,000 per share.

We may from time to time elect to issue additional shares of the Series B Preferred Stock, and all such additional shares would be deemed to form a single series together with all outstanding shares of the Series B Preferred Stock.

Ranking	With respect to the payment of dividends and the distribution of assets upon our liquidation or winding up, shares of the Series B Preferred Stock will rank:

•	senior to our common stock and any class or series of our capital stock expressly stated to be junior to the Series B Preferred Stock;

•	equally with the Series A Preferred Stock and each other series of preferred stock we may issue that is not expressly stated to be senior or junior to the Series B Preferred Stock; and

•

junior to any class or series of our capital stock expressly stated to be senior to the Series B Preferred Stock (if the issuance is approved by the requisite vote or consent of the holders of the Series B Preferred Stock and all other series of parity stock that we may issue with like voting rights, including the Series A Preferred Stock, voting together as a single class) and to all of our existing and future debt obligations.

Dividends

Holders of Series B Preferred Stock will be entitled to receive cash dividend payments when, as and if declared by our board of directors (or a duly authorized committee of our board of directors). Any such dividends will accrue and be payable at a fixed rate per annum equal to 6.500% from the original issue date to, but excluding, September 30, 2028 (the “fixed rate period”), semi-annually in arrears on March 30 and September 30 of each year, commencing on March 30, 2019 and ending on September 30, 2028, and thereafter at a floating rate per annum equal to the three-month U.S. dollar London Interbank Offered Rate (“LIBOR”) on the related dividend determination date plus 3.436% (the “floating rate period”), quarterly in arrears on the March 30, June 30, September 30 and December 30 of each year (subject to certain exceptions as described below). Dividends on the Series B Preferred Stock will be cumulative whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. So long as any share of Series B Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Series B Preferred Stock through the most recently completed dividend period (as defined below) have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), subject to certain exceptions:

•	no dividend shall be paid or declared or funds set aside for payment on junior stock;

•	no junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly; and

•

no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such parity stock during a dividend period.

See “Description of the Series B Preferred Stock—Priority of Dividends.”

If at any time we have failed to pay, on the applicable payment date, accrued dividends on any shares that rank senior in priority to the Series B Preferred Stock with respect to dividends, we may not pay any dividends on the Series B Preferred Stock or redeem or otherwise repurchase any shares of Series B Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the shares that rank senior in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, the Series B Preferred Stock.

Payment of dividends on the Series B Preferred Stock will be subject to certain legal and other restrictions as described elsewhere in this prospectus supplement. See “Description of the Series B Preferred Stock—Dividends.”

A “dividend period” is the period from and including a dividend payment date to but excluding the next dividend payment date or any earlier redemption date, except that the initial dividend period will commence on and include the original issue date of the Series B Preferred Stock and will end on and exclude the March 30, 2019 dividend payment date.

If any 30th day of March or September during the fixed rate period is not a business day, then such date will nevertheless be a dividend payment date, but dividends on the Series B Preferred Stock, when, as and if declared, will be paid on the next succeeding business day after such dividend payment date (without adjustment in the amount of the dividend per share of Series B Preferred Stock for such dividend period). If any 30th day of March, June, September or December

during the floating rate period is not a business day, then the next succeeding business day will be the applicable dividend payment date and dividends on the Series B Preferred Stock, when, as and if declared, will be paid on such next succeeding business day (unless such next succeeding business day falls in the succeeding calendar month, in which case the applicable dividend payment date will be the business day immediately preceding such 30th day of March, June, September or December and dividends on the Series B Preferred Stock, when, as and if declared, will be paid on such immediately preceding business day). The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Maturity	The Series B Preferred Stock will not have any maturity date, and we will not be required to redeem or repurchase the Series B Preferred Stock. Accordingly, the Series B Preferred Stock will remain outstanding indefinitely, unless and until we redeem it at our option.

Optional Redemption	We may, at our option, redeem the shares of Series B Preferred Stock, in whole or in part, at any time on or after September 30, 2028, at a price of $1,000 per Series B Preferred Stock, plus all dividends accumulated and unpaid to, but excluding, the redemption date, as described under “Description of the Series B Preferred Stock—Redemption.”

Liquidation Rights	Upon any voluntary or involuntary liquidation or winding up of our company, holders of shares of Series B Preferred Stock are entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of senior and pari passu shareholders, if any, and before any distribution of assets is made to holders of our common stock or of any other class or series of our capital stock ranking junior as to such a distribution to the Series B Preferred Stock, a liquidating distribution in the amount of $1,000 per share, plus accumulated and unpaid dividends (whether or not declared), if any. After payment of the full amount of the liquidation distribution, holders of the Series B Preferred Stock shall not be entitled to any further participation in any distribution of our assets.

Distributions will be made only to the extent of our assets that are available after satisfaction of all liabilities to creditors and holders of stock ranked senior to the Series B Preferred Stock, if any (and will be made pro rata as to the Series B Preferred Stock and any other shares of our stock ranking equally as to such distribution). See “Description of the Series B Preferred Stock—Liquidation Rights.”

Voting Rights

Holders of the Series B Preferred Stock will have no voting or consent rights except with respect to certain changes in the terms of the Series B Preferred Stock and the issuance of capital stock ranking senior to the Series B Preferred Stock and as otherwise expressly required by Texas law. See “Description of the Series B Preferred Stock—Voting Rights.”

Preemptive and Conversion Rights	None.

Listing	We do not intend to apply for listing of the Series B Preferred Stock on any securities exchange or interdealer market quotation system.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $492 million, after deducting the underwriters’ discounts and commissions and the estimated expenses of this offering. The net proceeds from this offering will be added to our general funds and will be available for general corporate purposes. See “Use of Proceeds” and “Risk Factors.”

Absence of a Public Market	The Series B Preferred Stock will be a new issue of securities for which there are no established markets. Accordingly, there can be no assurance that any markets for the Series B Preferred Stock will develop or as to the liquidity of any market that may develop. We have been advised by certain of the underwriters that they intend to make a market for the Series B Preferred Stock. However, they are not obligated to do so and any market-making with respect to the Series B Preferred Stock may be discontinued without notice. See “Underwriting.”

Risk Factors	Investing in the Series B Preferred Stock involves substantial risks. You should carefully consider the risk factors set forth or referred to under the caption “Risk Factors” in this prospectus supplement, together with the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as the other reports we file from time to time with the Securities and Exchange Commission (the “SEC”), that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

U.S. Federal Income Tax Considerations	For a discussion of the material U.S. federal income tax considerations relating to purchasing, owning and disposing of the Series B Preferred Stock, please see the section entitled “Material U.S. Federal Income Tax Considerations.”

Transfer Agent and Registrar	Computershare Trust Company, N.A.

Calculation Agent	We will appoint a calculation agent with respect to the Series B Preferred Stock prior to September 30, 2028.

RISK FACTORS

Any investment in the Series B Preferred Stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase the Series B Preferred Stock, including the risks under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as the other reports we file from time to time with the SEC that are incorporated by reference herein. The risks and uncertainties described below and in the incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Risks Related to the Series B Preferred Stock

The Series B Preferred Stock will be equity and will be subordinate to our existing and future indebtedness.

The shares of Series B Preferred Stock will be equity interests and will not constitute indebtedness of our company or any of our subsidiaries. As a result, the Series B Preferred Stock will rank junior to all of our and our subsidiaries’ existing and future indebtedness and other non-equity claims with respect to assets available to satisfy claims against us, including claims in the event of our liquidation. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient funds to pay amounts due on any or all of the Series B Preferred Stock then outstanding.

We currently have a substantial amount of outstanding indebtedness and have guaranteed additional indebtedness incurred by our International Segment and our principal Canadian operating subsidiary. Additionally, we have entered into intercompany loan agreements with several of our International Segment subsidiaries, providing these companies with access to our liquidity to support originations and other activities. The payment of principal and interest on our debt reduces the cash available for payment of dividends on our capital stock, including the Series B Preferred Stock. The terms of the Series B Preferred Stock will not restrict our business or operations, nor will they restrict our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights of the Series B Preferred Stock described under “Description of the Series B Preferred Stock—Voting Rights.”

The Series B Preferred Stock may be junior to other preferred stock we have issued or may issue in the future.

The Series B Preferred Stock will be junior as to payment of dividends to any series of our preferred stock that may be issued (with the requisite vote or consent of the holders of the Series B Preferred Stock and all other series of parity stock that we have issued or may issue with like voting rights, including the Series A Preferred Stock, voting together as a single class) in the future that is expressly stated to be senior to the Series B Preferred Stock as to payment of dividends and the distribution of assets upon liquidation or winding up of our company. If at any time we have failed to pay, on the applicable payment date, accrued dividends on any of those shares that rank senior in priority with respect to dividends, we may not pay any dividends on the Series B Preferred Stock or redeem or otherwise repurchase any shares of Series B Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the shares that rank senior in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, the Series B Preferred Stock. In addition, in the event of any liquidation or winding up of our company, holders of the Series B Preferred Stock will not be entitled to receive the liquidation preference of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation or winding up.

Dividends on the Series B Preferred Stock will be discretionary and subject to restrictions.

Although dividends on the Series B Preferred Stock will be cumulative, such dividends will be discretionary. As a corporation, we are also subject to restrictions on payments of dividends, and any redemption price must be paid out of lawfully available funds. Consequently, if our board of directors (or a duly authorized committee of our board of directors) does not authorize and declare a dividend for any dividend period, holders of the Series B Preferred Stock will not be entitled to receive any such dividend on the relevant dividend payment date, and such unpaid dividend will accumulate; however, no interest will accrue on any such accumulated and unpaid dividend. In addition, we may become subject to contractual restrictions on our ability to pay dividends in the future, whether under indebtedness or otherwise.

If we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on Series B Preferred Stock.

If dividends are not paid in full upon the Series B Preferred Stock or any other class or series of our capital stock we have issued or may issue that has dividend rights on parity with the Series B Preferred Stock (whether such dividends are cumulative or non-cumulative), including any outstanding Series A Preferred Stock, all dividends declared upon the Series B Preferred Stock and such dividend parity securities, if any, on such dividend payment date will be declared pro rata in proportion to the respective amount of all accumulated but unpaid dividends on the Series B Preferred Stock and all parity stock payable on such dividend payment date. Therefore, if we are not paying full dividends on any outstanding parity securities, we will not be able to pay full dividends on the Series B Preferred Stock.

We are a holding company. Our only internal source of cash is from dividends and distributions from our subsidiaries.

We are a holding company with no operations of our own and conduct all of our business through our subsidiaries. Our only significant asset is the outstanding capital stock of our subsidiaries. We are wholly dependent on the cash flow of our subsidiaries and dividends and distributions to us from our subsidiaries in order to declare and pay dividends. Our subsidiaries and special purpose finance vehicles are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Series B Preferred Stock or to make any funds available therefor. The ability of our subsidiaries to pay any dividends and distributions will be subject to, among other things, the terms of any debt instruments of those subsidiaries then in effect and applicable law. There can be no assurance that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us to enable us to pay dividends on the Series B Preferred Stock.

Our rights to participate in the distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subject to the claims of any secured creditor of that subsidiary.

We may issue additional shares of Series B Preferred Stock and any additional class or series of our capital stock that ranks on parity with the Series B Preferred Stock as to dividend rights, rights upon liquidation or voting rights.

We are able to issue additional shares of Series B Preferred Stock and any additional class or series of our capital stock that ranks equally to the Series B Preferred Stock as to dividend payments and rights upon our liquidation or winding up of our affairs pursuant to our Amended and Restated Certificate of Formation (our “Certificate of Formation”) and the Statement of Resolution relating to the Series B Preferred Stock (the “Statement of Resolution”) without the vote or consent of the holders of the Series B Preferred Stock. The issuance of additional shares of Series B Preferred Stock or any additional class or series of our capital stock could have the effect of reducing the amounts available to the Series B Preferred Stock issued in this offering upon our liquidation or the winding up of our affairs. It also may reduce dividend payments on the Series B Preferred Stock issued in this offering if we do not have sufficient funds to pay dividends on all shares of Series B Preferred Stock outstanding and other classes or series of capital stock with equal priority with respect to dividends, including the Series A Preferred Stock. See “Description of the Series B Preferred Stock—Priority of Dividends.”

Although holders of Series B Preferred Stock will be entitled to limited voting rights, as described in “Description of the Series B Preferred Stock—Voting Rights,” with respect to the circumstances under which the holders of Series B Preferred Stock will be entitled to vote, our Series B Preferred Stock will vote together as a single class along with our Series A Preferred Stock and all other series of our preferred stock that we have issued or may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of Series B Preferred Stock may be significantly diluted, and the holders of the Series A Preferred Stock and such other series of preferred stock that we have issued or may issue may be able to control or significantly influence the outcome of any vote.

The Series B Preferred Stock will not be convertible into our common stock at any time and does not have any protection in the event of a change of control.

The Series B Preferred Stock will not be convertible into our common stock at any time. In addition, the terms of the Series B Preferred Stock will not contain any provisions that protect the holders of the Series B Preferred Stock in the event that we experience a change of control. Holders of Series B Preferred Stock will have no voting rights with respect to any merger or other transaction in which any shares of the Series B Preferred Stock remain outstanding with the terms thereof materially unchanged, or shares of preferred stock into which the Series B Preferred Stock are converted or exchanged in connection therewith contain terms materially unchanged as compared to the terms of the Series B Preferred Stock, taking into account that, upon the occurrence of such merger or other transaction, we may not be the surviving entity. Additionally, a consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of our affairs.

We cannot assure you that active trading markets will develop for the Series B Preferred Stock.

The Series B Preferred Stock will be a new issue of securities with no established trading market, and we do not intend to apply for a listing of any shares of Series B Preferred Stock offered hereby on any national securities exchange or any automated dealer quotation system. There may be little or no secondary market for the shares of Series B Preferred Stock. Even if a secondary market for the shares of Series B Preferred Stock develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. The underwriters have advised us that they intend to make a market in the Series B Preferred Stock after the offering is completed. However, they are not obligated to do so and may discontinue market-making with respect to the Series B Preferred Stock without notice. In addition, the liquidity of the trading markets in the Series B Preferred Stock, and the market prices quoted for the Series B Preferred Stock, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, there can be no assurance that active trading markets will develop or continue for the Series B Preferred Stock.

General market conditions and unpredictable factors could adversely affect market prices for the Series B Preferred Stock.

There can be no assurance about the market prices for the Series B Preferred Stock. Several factors, many of which are beyond our control, will influence the market value of the Series B Preferred Stock. Factors that might influence the market value of the Series B Preferred Stock include:

•	whether dividends have been declared and are likely to be declared on the Series B Preferred Stock from time to time;

•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit rating agencies, including any ratings given to the Series B Preferred Stock;

•	changes in interest rates;

•	the market for similar securities;

•	economic, financial, geopolitical or regulatory events that affect us or the financial markets generally; and

•	our issuance of additional preferred equity.

Accordingly, the shares of Series B Preferred Stock that you purchase, whether in this offering or in the secondary market, may trade at a discount to the price that you paid for such shares.

The Series B Preferred Stock will represent a perpetual equity investment in us, and we are not obligated to redeem the Series B Preferred Stock on or after the date it becomes redeemable at our option.

The Series B Preferred Stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders. As a result, holders of the Series B Preferred Stock may be required to bear the financial risks of an investment in the Series B Preferred Stock for an indefinite period of time.

The Series B Preferred Stock may be redeemed by us at our option, in whole or in part, at any time on or after September 30, 2028, at a price of $1,000 per Series B Preferred Stock, plus all dividends accumulated and unpaid (whether or not declared) to, but excluding, the redemption date, as described under “Description of the Series B Preferred Stock—Redemption.” Any decision we may make at any time to propose a redemption of the Series B Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time. In addition, the instruments governing our outstanding indebtedness or any capital stock expressly stated to be senior to the Series B Preferred Stock may limit our ability to redeem the Series B Preferred Stock. If we redeem the Series B Preferred Stock for any reason, you may not be able to reinvest the redemption proceeds you receive in a similar security.

As a holder of Series B Preferred Stock, you will have limited voting rights.

Holders of Series B Preferred Stock will have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Series B Preferred Stock will have the right to vote only with respect to authorizing classes or series of capital stock senior to the Series B Preferred Stock and with respect to certain fundamental changes in the terms of the Series B Preferred Stock and as otherwise expressly required by Texas law. See “Description of the Series B Preferred Stock—Voting Rights.”

Holders of the Series B Preferred Stock may be unable to use the dividends-received deduction.

Distributions paid to a United States holder (as defined in “Material United States Federal Income Tax Considerations”) that is a corporation may be eligible for the dividends received deduction. Although we have accumulated earnings and profits, if any distributions on the Series B Preferred Stock with respect to any taxable year fail to qualify as dividends for United States federal income tax purposes because we have insufficient current or accumulated earnings and profits in such taxable year, United States holders would be unable to use the dividends-received deduction. If that were to occur, the market value of the Series B Preferred Stock may decline.

The Series B Preferred Stock is expected to initially be rated below investment grade.

The Series B Preferred Stock is expected to initially be rated below investment grade, and there can be no assurance that it will be rated investment grade in the future or otherwise be upgraded. Further, the Series B Preferred Stock may be subject to a higher risk of price volatility than similar, higher-rated securities. In addition, increases in leverage or deteriorating outlooks for an issuer, or volatile markets, could lead to continued significant deterioration in market prices of below-investment grade rated securities, such as the Series B Preferred Stock.

Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the Series B Preferred Stock. In addition, ratings do not reflect market prices or suitability of a security for a particular investor, and any rating of the Series B Preferred Stock may not reflect all risks related to us and our business, or the structure or market value of the Series B Preferred Stock. The credit rating agencies evaluate the automobile finance industry as a whole and may change their credit rating for us and our securities based on their overall view of our industry. A future downgrade or withdrawal, or the announcement of a possible downgrade or withdrawal, in the ratings assigned to the Series B Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the Series B Preferred Stock to decline significantly.

General Motors has no obligations under the Series B Preferred Stock and may have interests that conflict with those of the holders of Series B Preferred Stock.

GM is not obligated in connection with the Series B Preferred Stock issued by us. We are a wholly owned subsidiary of GM. As our parent, GM controls our fundamental corporate policies and transactions, including, but not limited to, the approval of significant corporate transactions. The interests of GM as equity holder and as parent of a captive finance subsidiary may differ from your interests as a holder of the Series B Preferred Stock. For example, GM may have an interest in pursuing, or causing us to pursue, acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment in us or the value of its other businesses, even though those transactions might involve risks to you as a holder of the Series B Preferred Stock.

The dividend rate on the Series B Preferred Stock will vary commencing on September 30, 2028, and any dividends declared after that date may be less than the initial fixed annual rate of 6.500% in effect until September 30, 2028.

From and including the dividend payment date on September 30, 2028, the dividend rate of the Series B Preferred Stock will be a floating rate based on three-month U.S. dollar LIBOR, plus a spread of 3.436%. The floating rate may be volatile over time and could be substantially less than the initial fixed rate. This could result in holders of Series B Preferred Stock experiencing a decline in their receipt of dividends and also could cause a decline in the market price of the Series B Preferred Stock. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the markets generally and that are important in determining the existence, magnitude and longevity of market rate risk. Furthermore, you should note that historical levels, fluctuations and trends of three-month U.S. dollar LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month U.S. dollar LIBOR is not an indication that three-month U.S. dollar LIBOR is more or less likely to increase or decrease at any time during a floating rate interest period, and you should not take the historical levels of three-month U.S. dollar LIBOR as an indication of its future performance.

Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR in the future may adversely affect the value of the Series B Preferred Stock.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR.

Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the U.K. Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. The U.K. Financial Conduct Authority has indicated that it expects that the current panel banks will voluntarily sustain LIBOR until the end of 2021, but they may cease to do so sooner. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for LIBOR-based securities, including the Series B Preferred Stock.

If three-month U.S. dollar LIBOR is unavailable at any time after the issue date of the Series B Preferred Stock, the rate of interest on the Series B Preferred Stock will be determined pursuant to the fallback provisions described in “Description of the Series B Preferred Stock—Dividends.” The application of these provisions may result in lower dividend rates than would have been determined if three-month U.S. dollar LIBOR were available in its current form. Further, the same factors that may lead to the discontinuation or unavailability of three-month U.S. dollar LIBOR may make one or more of the fallback provisions impossible or impracticable to determine. If three-month U.S. dollar LIBOR is unavailable and an alternative reference rate has not been determined pursuant to the fallback provisions, the dividend rate for a dividend determination date will be the same as on the immediately preceding dividend determination date, and such dividend rate could remain the dividend rate for the Series B Preferred Stock in perpetuity.

Regulation and reform of interest rate “benchmarks,” including LIBOR, may cause such “benchmarks” to perform differently than in the past, to disappear entirely or to have other consequences which cannot be predicted.

LIBOR and other interest rate, equity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of recent international, national and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted. Any such consequence could have a material adverse effect on the return on, value of and market for the Series B Preferred Stock. Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of LIBOR and other “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of such “benchmarks” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain “benchmarks,” trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the disappearance of certain “benchmarks.” In particular, changes in the manner of administration of LIBOR could result in adverse consequences to the applicable dividend rate on the Series B Preferred Stock during the floating rate period, which could adversely affect the return on, value of and market for the Series B Preferred Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” throughout this prospectus supplement, including the documents incorporated herein by reference. Whenever you read a statement that is not simply a statement of historical fact (such as when we use words such as “believe,” “expect,” “intend,” “plan,” “may,” “likely,” “should,” “estimate,” “continue,” “future,” or “anticipate” and other comparable expressions), you must remember that our expectations may not be correct, even though we believe they are reasonable. These forward-looking statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. We do not guarantee that any future transactions or events described in this prospectus supplement will happen as described or that they will happen at all. You should read this prospectus supplement completely and with the understanding that actual future results may be materially different from what we expect.

All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In this connection, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements. In evaluating these statements, you should specifically consider the risks referred to under the heading “Risk Factors” in this prospectus supplement, and in the reports we file from time to time with the SEC and incorporate by reference herein.

We assume no responsibility for updating forward-looking information contained herein or in other reports we file with the SEC, and do not update or revise any forward-looking information, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $492 million, after deducting underwriting discounts and commissions and the estimated expenses of this offering. The net proceeds from this offering will be added to our general funds and will be available for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with our consolidated financial statements, including the accompanying notes thereto, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Six Months Ended June 30,		Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Ratio of Earnings to Fixed Charges(1)	1.6x	1.4x	1.4x	1.4x	1.4x	1.6x	2.3x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(2)(3)	1.5x	1.4x	1.4x	1.4x	1.4x	1.6x	2.3x

(1)

For purposes of such computation, the term “fixed charges” represents interest expense, including amortization of debt issuance costs, and a portion of rentals representative of an implicit interest factor for such rentals.

(2)	We did not have any preferred stock outstanding prior to September 2017, and did not pay dividends on such preferred stock until March 2018.

(3)	In March 2018, we paid a dividend of $30.4 million to holders of record of Series A Preferred Stock as of March 15, 2018.

DESCRIPTION OF THE SERIES B PREFERRED STOCK

This prospectus supplement summarizes specific terms and provisions of the Series B Preferred Stock. The following summary of the terms and provisions of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Certificate of Formation, the Statement of Resolution and the applicable provisions of the Texas Business Organizations Code. Therefore, you should read carefully the detailed provisions of our Certificate of Formation and the Statement of Resolution. Unless the context otherwise requires, the terms “we,” “us,” “our” and “our company” appearing in this “Description of the Series B Preferred Stock” refer to General Motors Financial Company, Inc., the issuer of the Series B Preferred Stock, and not to its subsidiaries.

General

Our authorized capital stock consists of 10,000,000 shares of common stock, par value $0.0001 per share, and 250,000,000 shares of preferred stock, par value $0.01 per share. Our Certificate of Formation authorizes the issuance of our preferred stock in one or more series and authorizes our board of directors (or a duly authorized committee of our board of directors) to fix the number of shares and determine the rights, preferences, privileges and restrictions of such shares of preferred stock. Unless our board of directors (or a duly authorized committee of our board of directors) determines otherwise, we will issue all shares of capital stock in uncertificated form. As of the date of this prospectus supplement, there were 5,050,000 shares of common stock outstanding, which were held of record by one shareholder, and 1,000,000 shares of Series A Preferred Stock outstanding. All outstanding shares of common stock and all outstanding shares of Series A Preferred Stock are fully paid and non-assessable.

The Series B Preferred Stock will be a single series of authorized preferred stock consisting of 500,000 shares, all of which are being initially offered hereby. We reserve the right to re-open this series of Series B Preferred Stock and issue additional shares of Series B Preferred Stock either through public or private sales at any time and from time to time without notice to, or the consent of, holders of the Series B Preferred Stock; provided that any such additional shares of Series B Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f) of the Internal Revenue Code of 1986, as amended (the “Code”), and such additional shares of Series B Preferred Stock are otherwise treated as fungible with the Series B Preferred Stock offered hereby for U.S. federal income tax purposes. Any additional shares would be deemed to form a single series together with all outstanding shares of the Series B Preferred Stock.

We will generally be able to pay dividends and distributions upon our liquidation or winding up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness, other non-equity and other senior claims). The Series B Preferred Stock will be fully paid and non-assessable when issued, which means that its holders will have paid their purchase price in full and that we may not ask them to surrender additional funds.

Holders of Series B Preferred Stock will not have preemptive or subscription rights to acquire shares of any other class or series of our capital stock or any other securities convertible into or exercisable or exchangeable for, or carrying rights or options to purchase, any such securities. The Series B Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our capital stock or other securities of our company or any of our subsidiaries. The Series B Preferred Stock will have no stated maturity and will not be subject to any sinking fund or other obligation to redeem or repurchase the Series B Preferred Stock.

Ranking

With respect to the payment of dividends and the distribution of assets upon our liquidation or winding up, shares of the Series B Preferred Stock will rank:

•	senior to our common stock and any class or series of our capital stock expressly stated to be junior to the Series B Preferred Stock;

•	equally with the Series A Preferred Stock and each other series of preferred stock we have issued or may issue that is not expressly stated to be senior or junior to the Series B Preferred Stock; and

•

junior to any class or series of our capital stock expressly stated to be senior to the Series B Preferred Stock (if the issuance is approved by the requisite vote or consent of the holders of the Series B Preferred Stock and all other series of parity stock that we have issued or may issue with like voting rights, including the Series A Preferred Stock, voting together as a single class) and to all of our existing and future debt obligations.

Dividends

Dividends on the Series B Preferred Stock will be cumulative from September 24, 2018. Holders of Series B Preferred Stock will be entitled to receive cash dividends when, as and if declared by our board of directors (or a duly authorized committee of our board of directors), out of funds legally available for the payment of dividends under Texas law. If our board of directors (or a duly authorized committee of our board of directors) does not declare a dividend (or declares less than full dividends) payable in respect of any dividend period, such dividend (or any portion of such dividend not declared) shall accumulate and an amount equal to such accumulated dividend (or such undeclared portion thereof) shall become payable out of funds legally available therefor upon our liquidation or winding up (or earlier redemption of such shares of Series B Preferred Stock), to the extent not paid prior to such liquidation or winding up or earlier redemption, as the case may be. Dividends on the Series B Preferred Stock will be payable from the original issue date (in the case of the initial dividend period only, as described below) or the immediately preceding dividend payment date, semi-annually in arrears on the 30th day of March and September of each year, commencing on March 30, 2019 and ending on September 30, 2028, and thereafter quarterly in arrears on the 30th day of March, June, September and December of each year, subject to adjustment as described below (each such date, a “dividend payment date”). Dividends will accrue on the liquidation preference amount of $1,000 per share at a rate per annum equal to 6.500% with respect to each dividend period from and including the dividend period commencing on the original issue date through the dividend period ending on, but excluding, September 30, 2028 (the “fixed rate period”), and at a rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date (as defined below) plus 3.436% with respect to each dividend period from and including the dividend period commencing on September 30, 2028 (the “floating rate period”). Dividends on the Series B Preferred Stock will be cumulative whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. In the event that we issue additional shares of Series B Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued.

Dividends will be payable on each dividend payment date to holders of record of Series B Preferred Stock as they appear on our books on the applicable record date, which shall be the 15th calendar day before that dividend payment date or such other record date fixed by our board of directors (or a duly authorized committee of our board of directors) that is not more than 60 calendar days nor less than 10 calendar days prior to such dividend payment date (each, a “dividend record date”).

A “dividend period” is the period from and including a dividend payment date to but excluding the next dividend payment date or any earlier redemption date, except that the initial dividend period will commence on and include the original issue date of the Series B Preferred Stock and will end on and exclude the March 30, 2019 dividend payment date. Dividends payable on the Series B Preferred Stock for any dividend period during the fixed rate period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series B Preferred Stock for any dividend period during the floating rate period will be computed on the basis of a 360-day year and the actual number of days elapsed in the dividend period. Dividends for the initial dividend period will be calculated from the original issue date.

If any 30th day of March or September during the fixed rate period is not a business day, then such date will nevertheless be a dividend payment date, but dividends on the Series B Preferred Stock, when, as and if declared, will be paid on the next succeeding business day after such dividend payment date (without adjustment in the amount of the dividend per share of Series B Preferred Stock for such dividend period). If any 30th day of March, June, September or December during the floating rate period is not a business day, then the next succeeding business day will be the applicable dividend payment date and dividends on the Series B Preferred Stock, when, as and if declared, will be paid on such next succeeding business day (unless such next succeeding business day falls in the succeeding calendar month, in which case the applicable dividend payment date will be the business day immediately preceding such 30th day of March, June, September or December and dividends on the Series B Preferred Stock, when, as and if declared, will be paid on such immediately preceding business day).

For any dividend period during the floating rate period, LIBOR (the London interbank offered rate) shall be determined by the calculation agent (as defined below) in the following manner:

(i)

LIBOR will be the rate for deposits in U.S. dollars for a period of three months, commencing on the first day of such dividend period, that appears on Reuters screen page “LIBOR01”, or any successor page, at approximately 11:00 a.m., London time, on that the second London business day (as defined below) immediately preceding the first day of such dividend period, which we refer to as the “dividend determination date”.

(ii)

If no such rate appears on Reuters screen page “LIBOR01”, or any successor page, on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market, selected by the calculation agent as directed by us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of such dividend period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that dividend determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that dividend determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the first day of such dividend period as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that dividend determination date, by three major banks in New York City (which may include affiliates of the underwriters), selected by the calculation agent as directed by us, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the first day of such dividend period, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.

(iii)

Notwithstanding paragraph (ii) above, if the calculation agent determines that LIBOR has been permanently discontinued, the calculation agent will use, as a replacement for LIBOR for each future dividend period, an alternative rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) to replace LIBOR, that is consistent with accepted market practice (“Alternative Rate”). As part of such replacement, the calculation agent will make any adjustments to the Alternative Rate or the spread thereon, as well as the business day convention, dividend period, dividend determination date and related provisions and definitions, in each case that are consistent with accepted market practice for the use of the Alternative Rate (“Adjustments”). If the calculation agent determines that there is no clear market consensus as to an Alternative Rate or Adjustments thereto, then (a) the calculation agent may elect to resign as calculation agent, in which case we will appoint a successor calculation agent, and (b) the dividend rate will be the same as LIBOR plus the spread thereon on the immediately preceding dividend determination date or, if LIBOR was not available on such dividend determination date, the initial dividend rate.

The calculation agent will be appointed prior to September 30, 2028. The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period, will be on file at our principal offices, will be made available to any holder of Series B Preferred Stock upon request and will be final and binding in the absence of manifest error.

The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York. The term “London business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.

Priority of Dividends

The Series B Preferred Stock will rank junior as to payment of dividends to any series of our preferred stock that we have issued or may issue in the future that is expressly stated to be senior as to payment of dividends and the distribution of assets upon liquidation or winding up of our company. If at any time we have failed to pay, on the applicable payment date, accrued dividends on any shares that rank senior in priority to the Series B Preferred Stock with respect to dividends, we may not pay any dividends on the Series B Preferred Stock or redeem or otherwise repurchase any shares of Series B Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the shares that rank senior in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, or redeem or repurchase, the Series B Preferred Stock.

As used in this prospectus supplement, “junior stock” means any class or series of our capital stock that ranks junior to the Series B Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation or winding up of our company. Junior stock includes our common stock. As used in this prospectus supplement, “parity stock” means any other class or series of our capital stock that ranks equally with the Series B Preferred Stock in the payment of dividends, whether cumulative or non-cumulative, and the distribution of assets upon liquidation or winding up of our company, including the Series A Preferred Stock.

So long as any share of Series B Preferred Stock remains outstanding, unless full dividends on all outstanding shares of Series B Preferred Stock through the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside):

•	no dividend shall be paid or declared or funds set aside for payment on junior stock;

•	no junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly; and

•

no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such parity stock during a dividend period.

The foregoing limitation with respect to junior stock does not apply to:

•

repurchases, redemptions or other acquisitions of shares of our junior stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (2) a dividend reinvestment plan or shareholder stock purchase plan;

•

purchases or repurchases of shares of our junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

•	an exchange, redemption, reclassification or conversion of any class or series of our junior stock for any class or series of our junior stock;

•	the purchase of fractional interests in shares of our junior stock under the conversion or exchange provisions of the junior stock or the security being converted or exchanged;

•

any declaration of a dividend payable solely in junior stock in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan (so long as such right to stock or other property only consists of junior stock or the right to purchase junior stock), or the redemption or repurchase of rights pursuant to the plan; or

•

any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

The foregoing limitation with respect to parity stock does not apply to:

•

purchases or repurchases of shares of our parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

•	an exchange, redemption, reclassification or conversion of any class or series of our parity stock for any other class or series of our parity stock;

•	the purchase of fractional interests in shares of our parity stock under the conversion or exchange provisions of the parity stock or the security being converted or exchanged; or

•

any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

In addition, the foregoing limitation shall not restrict the ability of us or any of our affiliates (i) to engage in any market-making transactions in our junior stock or parity stock in the ordinary course of business or (ii) to acquire record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians.

For the avoidance of doubt, the foregoing limitation shall not restrict us from taking any of the actions set forth above after the original issue date of the Series B Preferred Stock and prior to the first dividend payment date on the Series B Preferred Stock.

When dividends are not declared and paid (or declared and duly provided for) on any dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the related dividend period for the Series B Preferred Stock) in full on the Series B Preferred Stock and any shares of parity stock:

•

all dividends declared upon the Series B Preferred Stock and all such parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the related dividend period for the Series B Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accumulated but unpaid dividends per share on the Series B Preferred Stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the related dividend period for the Series B Preferred Stock) bear to each other; and

•

any portion of such dividends not declared and paid (or declared and duly provided for) that are payable upon the Series B Preferred Stock in respect of such dividend period on such dividend payment date shall accumulate, and an amount equal to such undeclared portion of such dividends shall become payable out of funds legally available therefor upon our liquidation or winding up (or earlier redemption of such shares of Series B Preferred Stock), to the extent not paid prior to such liquidation or winding up or earlier redemption, as the case may be.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) may be determined by our board of directors (or a duly authorized committee of our board of directors) and may be declared and paid on our common stock and any stock ranking, as to dividends, equally with or junior to the Series B Preferred Stock from time to time out of any funds legally available for such payment, and the shares of the Series B Preferred Stock shall not be entitled to participate in any such dividend.

Redemption

The Series B Preferred Stock will be perpetual and has no maturity date, and is not subject to any mandatory redemption, sinking fund or other similar provisions.

We may, at our option, redeem the Series B Preferred Stock in whole or in part, from time to time, at any time on or after September 30, 2028, upon not less than 30 calendar days’ nor more than 60 calendar days’ notice at a redemption price equal to $1,000 per share, plus accumulated and unpaid dividends (whether or not declared), if any, to, but excluding, the date fixed for redemption. Investors should not expect us to redeem the Series B Preferred Stock on or after the date it becomes redeemable at our option. Holders of Series B Preferred Stock will have no right to require the redemption or repurchase of the Series B Preferred Stock.

If shares of the Series B Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series B Preferred Stock to be redeemed, mailed not less than 30 calendar days nor more than 60 calendar days prior to the date fixed for redemption thereof (provided that, if the shares of Series B Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•	the number of shares of the Series B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

•	the redemption price;

•	the place or places where holders may surrender certificates evidencing shares of Series B Preferred Stock for payment of the redemption price; and

•	that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such redemption date.

If notice of redemption of any shares of Series B Preferred Stock has been given and if, on or prior to the redemption date specified in such notice, the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In the case of any redemption of only part of the shares of the Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata (provided that, if the shares of Series B Preferred Stock are held in book-entry form through DTC, the shares of Series B Preferred Stock to be redeemed shall be selected in accordance with DTC procedures).

Liquidation Rights

Upon any voluntary or involuntary liquidation or winding up of our company, holders of shares of the Series B Preferred Stock will be entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or pari passu with the Series B Preferred Stock in respect of distributions upon liquidation or winding up of our company, if any, and before any distribution of assets is made to holders of our common stock or of any of our junior stock, a liquidating distribution in the amount of $1,000 per share, plus accumulated and unpaid dividends (whether or not declared), if any. Holders of the Series B Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series B Preferred Stock and all holders of any other shares of our stock ranking equally as to such distribution with the Series B Preferred Stock, the amounts paid to the holders of Series B Preferred Stock and to the holders of all such other stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any unpaid, accrued, cumulative dividends, whether or not declared (and, in the case of any holder of stock other than the Series B Preferred Stock and on which dividends are non-cumulative, an amount equal to any declared but unpaid dividends, as applicable). If the liquidation preference has been paid in full to all holders of Series B Preferred Stock and any other shares of our stock ranking equally as to the liquidation preference, the holders of our stock ranking junior as to the liquidation preference shall be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of this section, the merger of our company with or into any other entity, including a merger in which the holders of Series B Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of our assets, for cash, securities or other property shall not constitute a liquidation or winding up of our company.

Voting Rights

The holders of the Series B Preferred Stock will have no voting rights, except as provided below or as otherwise required by Texas law.

So long as any shares of Series B Preferred Stock remain outstanding, the approval of at least two-thirds of the votes entitled to be cast by the holders of the Series B Preferred Stock and all other series of parity stock that we have issued or may issue with like voting rights, including the Series A Preferred Stock, voting together as a single class, outstanding at the time, given in person or by proxy, either in writing or at a meeting, is required in order to:

(i)

issue any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends and the distribution of assets upon liquidation or winding up, or to reclassify any of our authorized capital stock into such shares, or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

(ii)

amend, alter, repeal or replace our Certificate of Formation, including by way of a merger or otherwise in which we may not be the surviving corporation or other entity, so as to materially and adversely affect and deprive holders of the Series B Preferred Stock of the rights, preferences, privileges or voting power of the Series B Preferred Stock (each, an “Event”).

For the purposes of the voting rights set forth above, neither of the following shall be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of the Series B Preferred Stock:

•

the occurrence of any Event set forth in clause (ii) of the preceding paragraph whereby any shares of the Series B Preferred Stock remain outstanding with the terms thereof materially unchanged, or shares of preferred stock into which the Series B Preferred Stock are converted or exchanged in connection with such Event contain terms materially unchanged as compared to the terms of the Series B Preferred Stock, taking into account that, upon the occurrence of an Event, we may not be the surviving entity; and

•

any increase in the amount of the authorized preferred stock, or the authorization, creation or issuance of any additional Series B Preferred Stock, Series A Preferred Stock or any other series of preferred stock that we have issued or may issue that ranks on parity with or junior to the Series B Preferred Stock with respect to payment of dividends and the distribution of assets upon liquidation or winding up.

If an Event set forth in clause (ii) of the second preceding paragraph materially and adversely affects the rights, preferences, privileges or voting power of the Series B Preferred Stock but not all of the series of parity stock that we have issued or may issue from time to time upon which like voting rights have been conferred and are exercisable, the vote or consent that is required will be the vote or consent of the holders of at least two-thirds of the outstanding shares of the Series B Preferred Stock and all such other similarly affected series, outstanding at the time, including any outstanding Series A Preferred Stock, if similarly affected (voting together as a single class).

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Series B Preferred Stock to effect such redemption.

Except as expressly stated in our Certificate of Formation or the Statement of Resolution, or as may be required by Texas law, the Series B Preferred Stock will not have any relative, participating, optional or other special voting rights or powers, and the vote or consent of the holders thereof shall not be required for the taking of any corporate action.

Without the vote or consent of the holders of the Series B Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series B Preferred Stock by amending, altering, supplementing or repealing our Certificate of Formation, the Statement of Resolution or any certificate representing the Series B Preferred Stock for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•

to make any provision with respect to matters or questions relating to the Series B Preferred Stock that is not inconsistent with the provisions of the Statement of Resolution for the Series B Preferred Stock and that does not adversely affect the rights of any holder of the Series B Preferred Stock; or

•	to make any other change that does not adversely affect the rights of any holder of the Series B Preferred Stock (other than any holder that consents to such change).

In addition, without the vote or consent of the holders of the Series B Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series B Preferred Stock to conform the terms of the Series B Preferred Stock to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of the Series B Preferred Stock” section of the prospectus supplement for the Series B Preferred Stock, as further supplemented and/or amended by the related pricing term sheet.

Transfer Agent, Registrar and Calculation Agent

Computershare Trust Company, N.A. will be the transfer agent, registrar, dividend disbursing agent and redemption agent for the Series B Preferred Stock, in each case until such time as we appoint a successor. We will appoint a calculation agent with respect to the Series B Preferred Stock prior to September 30, 2028.

BOOK-ENTRY ISSUANCE

The Series B Preferred Stock will be represented by one or more fully registered global securities (“Global Securities”) that will be deposited with, or on behalf of, DTC, and registered in the name of DTC’s partnership nominee, Cede & Co. So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered holder of such Global Security, DTC or such successor depositary or nominee will be considered the sole owner or holder of the Series B Preferred Stock represented by such Global Security. Except under the circumstance described below, the shares of Series B Preferred Stock will not be issuable in certificated form. Unless and until it is exchanged in whole or in part for the individual shares it represents, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depositary or any nominee of such successor.

Investors may elect to hold their interest in the Global Securities through either DTC, Clearstream Banking, S.A. (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants though customers’ securities accounts in Clearstream and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear.

DTC has advised us of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its participants are on file with the SEC.

Purchases of ownership interests in Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Global Securities on DTC’s records. The ownership interest of each actual purchaser of each Global Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued.

To facilitate subsequent transfers, all Global Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of interests in the Global Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such ownership interests are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the shares of Series B Preferred Stock are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such shares of Series B Preferred Stock to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Global Securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts ownership interests in the Global Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Payments of dividends, if any, distributions upon liquidation or other distributions with respect to the shares of Series B Preferred Stock represented by the Global Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC by wire transfer of immediately available funds. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as requested by an authorized representative of DTC) are our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depositary with respect to the Global Securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not appointed by us within 90 days, definitive securities in registered certificated form are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Global Security certificates will be printed and delivered to DTC.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to the Series B Preferred Stock held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries, and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the Series B Preferred Stock held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the terms and conditions of Euroclear, to the extent received by DTC for Euroclear.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of shares of Series B Preferred Stock sold outside of the United States and cross-market transfers of shares of Series B Preferred Stock associated with secondary market trading.

Settlement. The underwriters will settle the shares of Series B Preferred Stock in immediately available funds. We will make all payments in respect of the Series B Preferred Stock in immediately available funds.

The shares of Series B Preferred Stock will trade in DTC’s Same-Day Funds Settlement System until redemption or until the Series B Preferred Stock are issued in certificated form, and secondary market trading activity in the Series B Preferred Stock will therefore be required by DTC to settle in immediately available funds.

Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the applicable procedures in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the Series B Preferred Stock to or receiving interests in the Series B Preferred Stock from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in the Series B Preferred Stock received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such Series B Preferred Stock settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Series B Preferred Stock by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of us will have any responsibility or liability for the performance by DTC, Clearstream and Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations, or for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other matter relating to the actions and practices of DTC, Clearstream and Euroclear or their respective participants or indirect participants.

The information in this section concerning DTC, Clearstream and Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. The operations and procedures of DTC, Clearstream and Euroclear are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our Series B Preferred Stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our Series B Preferred Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Series B Preferred Stock.

This discussion is limited to holders that hold our Series B Preferred Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our Series B Preferred Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Series B Preferred Stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Series B Preferred Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Series B Preferred Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Series B Preferred Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SERIES B PREFERRED STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Taxation of U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to a “U.S. Holder” of the Series B Preferred Stock. As used herein, “U.S. Holder” means a beneficial owner of the Series B Preferred Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

If we make cash or other property distributions on our Series B Preferred Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. We may not have sufficient current or accumulated earnings and profits during future years for distributions paid on the Series B Preferred Stock to be treated as dividends. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a U.S. Holder’s adjusted tax basis in its Series B Preferred Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “ —Sale or Other Taxable Disposition.”

Provided certain holding period and other requirements are satisfied, dividends paid to non-corporate U.S. Holders will be treated as “qualified dividends” (as defined in the Code) taxable at favorable rates applicable to long-term capital gains. In addition, subject to applicable limitations and restrictions, dividends paid to corporate U.S. Holders will be eligible for the dividends-received deduction. U.S. Holders should consult their own tax advisers regarding the application of reduced tax rates for qualified dividends and U.S. Holders that are corporations should consult their own tax advisers regarding the dividends-received deduction in their particular circumstances.

We intend to take the position, and the remainder of this discussion assumes, that under current law any accumulated and unpaid dividends on the Series B Preferred Stock do not result in a deemed distribution to holders of the Series B Preferred Stock. If the IRS issues contrary law or guidance, accumulated and unpaid dividends may be treated as distributions made to holders of Series B Preferred Stock in advance of when such dividends are actually paid in cash to such holders and, therefore, treated in the manner discussed above.

Sale or Other Taxable Disposition

If a U.S. Holder sells or disposes of shares of Series B Preferred Stock (other than pursuant to a redemption described below), it generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized and the holder’s adjusted basis in such shares for tax purposes. This gain or loss generally will be long-term capital gain or loss if the holder has held the Series B Preferred Stock for more than one year. The deductibility of capital losses is subject to limitations.

Redemptions

A redemption of Series B Preferred Stock will generally be a taxable event for such U.S. Holder. A U.S. Holder will be treated as if such holder sold the redeemed shares of Series B Preferred Stock if the redemption:

•	results in a complete termination of such U.S. Holder’s equity interest in us;

•	is substantially disproportionate; or

•	is not essentially equivalent to a dividend.

In determining whether any of these tests has been met, shares of stock considered to be owned by a U.S. Holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares of any class of our stock actually owned, must be taken into account.

If a U.S. Holder owns none or only an insubstantial amount of our voting stock (actually or constructively, based on the constructive ownership rules described above), and does not exercise any control or management over our affairs, it is likely that the redemption of Series B Preferred Stock would be considered “not essentially equivalent to a dividend” with respect to such U.S. Holder. A U.S. Holder should consult with its own tax advisor regarding whether a redemption of its Series B Preferred Stock will be treated as a distribution that is taxable as a dividend.

If we redeem a U.S. Holder’s Series B Preferred Stock in a redemption that meets one of the tests described above, such U.S. Holder will generally recognize taxable gain or loss equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such shares redeemed. This gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Series B Preferred Stock for more than one year. The deductibility of capital losses is subject to limitations.

If a redemption does not meet any of the tests described above, a U.S. Holder will generally be taxed on the amount realized as a dividend to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any amount in excess of our current and/or accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. Holder’s adjusted tax basis in its Series B Preferred Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.” If a redemption of the Series B Preferred Stock is treated as a distribution that is taxable as a dividend, a U.S. Holder’s adjusted basis in the redeemed shares of Series B Preferred Stock will be transferred to other shares of our stock that such U.S. Holder owns. If such U.S. Holder does not own any other shares of our stock, that basis may be transferred, under certain circumstances, to shares of our stock owned by a related person, or could be lost entirely. A U.S. Holder should consult with its own tax advisor regarding the transfer of basis in the redeemed Series B Preferred Stock.

Information Reporting and Backup Withholding

We or an applicable withholding agent will report to our U.S. Holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding with respect to dividends paid unless the U.S. Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding generally will be creditable against the U.S. Holder’s federal income tax liability, provided the required information is furnished to the IRS.

Taxation of Non-U.S. Holders

Distributions

Subject to the discussion below on effectively connected income, distributions that are treated as dividends (including any redemption treated as a distribution for U.S. federal income tax purposes, see “—Taxation of U.S. Holders—Distributions” and “—Taxation of U.S. Holders—Redemptions”, above) generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Series B Preferred Stock (including a redemption not treated as a distribution for U.S. federal income tax purposes as discussed above under “—Taxation of U.S. Holders—Redemptions”) unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Series B Preferred Stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

We are not, and do not anticipate becoming, a USRPHC.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Series B Preferred Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Series B Preferred Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds from the sale or other taxable disposition of our Series B Preferred Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds from a disposition of our Series B Preferred Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Series B Preferred Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Series B Preferred Stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Series B Preferred Stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition of the Series B Preferred Stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets,” of such plans, accounts and arrangements pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA or any Similar Law (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan or has authority or responsibility to do so, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Series B Preferred Stock of a portion of the assets of any Plan, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. Those sections further prohibit a fiduciary from engaging in transactions in which a conflict of interest is deemed present. A party in interest or disqualified person (including a fiduciary) who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Series B Preferred Stock by an ERISA Plan with respect to which the issuer or the initial purchasers or their affiliates may be considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the acquisition and holding of the Series B Preferred Stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, the Pension Protection Act of 2006 provides a statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan has paid no more and received no less than adequate consideration in connection with the transaction. These exemptions do not, however, provide relief from the self-dealing prohibitions under ERISA and the Code. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions.

Some employee benefit plans, including governmental plans (as defined in Section 3(32) of ERISA), and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), and non-U.S. Plans (as defined in Section 4(b)(4) of ERISA) are not subject the requirements of ERISA or to Section 4975 of the Code. However, investment by such plans may be subject to the provisions of Similar Laws.

Because of the foregoing, the Series B Preferred Stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase or holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing and holding the Series B Preferred Stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Series B Preferred Stock. Purchasers of the Series B Preferred Stock have the exclusive responsibility for ensuring that their purchase and holding of the Series B Preferred Stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. We make no representation as to whether an investment in the Series B Preferred Stock is appropriate for any Plan in general or whether such investment is appropriate for any particular plan or arrangement.

Representation

Accordingly, by acceptance of Series B Preferred Stock, each purchaser and subsequent transferee of Series B Preferred Stock will be deemed to have represented and warranted that either (i) such purchaser and subsequent transferee is not acquiring or holding the Series B Preferred Stock for or on behalf of, and no portion of the assets used by such purchaser or transferee to acquire or hold the Series B Preferred Stock or any interest therein constitutes assets of, any Plan or (ii) the acquisition, holding and subsequent disposition of the Series B Preferred Stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

UNDERWRITING

Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as the representatives of the several underwriters, have entered into an underwriting agreement dated the date of this prospectus supplement with respect to the Series B Preferred Stock being offered. Subject to the terms and conditions of the underwriting agreement, we have agreed to issue and sell, and the underwriters through their representatives have severally, but not jointly, agreed to purchase from us, the respective number of shares of Series B Preferred Stock set forth opposite the name of each underwriter below.

Underwriter	Number of Shares
Goldman Sachs & Co. LLC	83,335
J.P. Morgan Securities LLC	83,333
Merrill Lynch, Pierce, Fenner & Smith Incorporated	83,333
Morgan Stanley & Co. LLC	83,333
RBC Capital Markets, LLC	83,333
Wells Fargo Securities, LLC	83,333

Total	500,000

Subject to the terms and conditions specified in the underwriting agreement, the underwriters are obligated to purchase all of the Series B Preferred Stock offered if any Series B Preferred Stock is purchased. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering of the Series B Preferred Stock may be terminated.

We have agreed to indemnify the several underwriters, their respective controlling persons and any affiliate of any such underwriter that is acting as a selling agent of such underwriter in connection with the distribution of the Series B Preferred Stock against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to the payments the underwriters (and their respective affiliates and controlling persons) may be required to make in respect of those liabilities.

The underwriters are offering the Series B Preferred Stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Series B Preferred Stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

The Series B Preferred Stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Series B Preferred Stock sold by the underwriters to securities dealers may be sold at a discount of up to $10.00 per share from the initial public offering price. Any such securities dealers may resell Series B Preferred Stock to certain other brokers or dealers at a discount of up to $5.00 per share from the public offering price. If all the Series B Preferred Stock is not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The following table shows the per-share and total underwriting discounts and commissions to be paid to the underwriters by us. These underwriting discounts are the difference between the public offering price and the amount the underwriters pay to us to purchase the Series B Preferred Stock.

Per share	$15
Total	$7,500,000

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses. We estimate that we will pay approximately $0.8 million for expenses, excluding underwriting discounts and commissions.

New Issue of Securities

The Series B Preferred Stock will be a new issue of securities with no established trading market. We do not intend to apply for listing of the shares of Series B Preferred Stock on any securities exchange or for the inclusion of the shares in any automated quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the Series B Preferred Stock, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Series B Preferred Stock and may discontinue any market-making activities at any time at their sole discretion. Even if a secondary market for the Series B Preferred Stock develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and ask prices in any secondary market could be substantial. Accordingly, we cannot make any assurance as to the liquidity of, or trading markets for, the Series B Preferred Stock. If the Series B Preferred Stock is traded, it may trade at a discount from its initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, until the issuance of the Series B Preferred Stock, without first obtaining the prior written consent of the representatives of the underwriters, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any shares of Series B Preferred Stock or equity securities similar to or ranking on par with or senior to the Series B Preferred Stock or any securities convertible into or exercisable or exchangeable for Series B Preferred Stock or any securities convertible into or exercisable or exchangeable for Series B Preferred Stock or similar, parity or senior equity securities or any debt securities issued or guaranteed by us, except for the Series B Preferred Stock sold to the underwriters pursuant to the underwriting agreement.

Short Positions and Stabilizing Transactions

In connection with the offering, the underwriters may purchase and sell shares of our Series B Preferred Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of Series B Preferred Stock than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Series B Preferred Stock in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Series B Preferred Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the Series B Preferred Stock made by the underwriters in the open market while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of Series B Preferred Stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Series B Preferred Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Series B Preferred Stock. As a result, the price of our Series B Preferred Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series B Preferred Stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued without notice, once they are commenced.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series B Preferred Stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading price of the Series B Preferred Stock offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC act as lenders and/or as agents under our credit facilities. Certain of the underwriters and certain of their affiliates may also have lending relationships with our ultimate parent, GM.

Selling Restrictions

The underwriters intend to offer the Series B Preferred Stock for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the Series B Preferred Stock for sale outside the United States either directly or through affiliates or other dealers acting as selling agents.

Canada

The Series B Preferred Stock may be sold only to investors purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Series B Preferred Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Series B Preferred Stock in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus or prospectus supplement for offers of Series B Preferred Stock. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

The Series B Preferred Stock is not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes,

(a)	a retail investor means a person who is one (or more) of:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Directive; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Series B Preferred Stock to be offered so as to enable an investor to decide to purchase or subscribe for the Series B Preferred Stock.

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Series B Preferred Stock or otherwise making it available to retail investors in the European Economic Area has been prepared and therefore offering or selling the Series B Preferred Stock or otherwise making it available to any retail investor in the European Economic Area may be unlawful under the PRIIPS Regulation.

For purposes of this provision, the expression “Prospectus Directive” means Directive 2003/71/EC (including Directive 2010/73/EU) and includes any relevant implementing measure in any Member State of the European Economic Area.

United Kingdom

Each underwriter has represented, warranted and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

Hong Kong

The Series B Preferred Stock has not been and will not be offered or sold, in Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) (the “CO”), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO, and no advertisement, invitation or document relating to the Series B Preferred Stock has been or will be issued or in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Series B Preferred Stock which is or is intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan

The Series B Preferred Stock has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended (the “FIEA”)). The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series B Preferred Stock may not be circulated or distributed, nor may the Series B Preferred Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA ) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Series B Preferred Stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Series B Preferred Stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the Series B Preferred Stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Series B Preferred Stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Series B Preferred Stock is a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Settlement

We expect that delivery of the Series B Preferred Stock will be made against payment thereof on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the pricing of the Series B Preferred Stock (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Series B Preferred Stock on the date of pricing or the two succeeding business days will be required, by virtue of the fact that the Series B Preferred Stock initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series B Preferred Stock who wish to trade the Series B Preferred Stock on the date of pricing or the two succeeding business days should consult their own advisors.

LEGAL MATTERS

The validity of the Series B Preferred Stock offered hereby will be passed upon on our behalf by Latham & Watkins LLP, Washington, District of Columbia. The underwriters will be represented by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of General Motors Financial Company, Inc. and subsidiaries incorporated in this prospectus supplement and the accompanying prospectus by reference from General Motors Financial Company, Inc.’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains reports and other information regarding registrants that file electronically, including us. Except for the documents listed below, we are not incorporating the contents of the SEC website into this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC that is incorporated by reference will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents and reports listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date of completion of this offering (provided, however, that this prospectus supplement does not incorporate by reference any documents, reports or filings, or portions of any documents, reports or filings, that are deemed to be furnished and not filed under applicable SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 6, 2018;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed on April 26, 2016, and for the quarter ended June 30, 2018, filed on July 25, 2018; and

•	our Current Reports on Form 8-K filed on January 5, 2018, February 12, 2018, February 14, 2018, April 10, 2018, April 20, 2018 and June 19, 2018.

You may request a copy of the documents incorporated by reference into this prospectus supplement, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning us at the following address and phone number:

General Motors Financial Company, Inc.

801 Cherry Street

Suite 3500

Fort Worth, Texas 76102

Attention: Chief Financial Officer

Telephone: (817) 302-7000

You may also find additional information about us, including the documents mentioned above, on our website at http://www.gmfinancial.com. Our website and the information included in, or linked to on, our website are not part of this prospectus supplement. We have included our website address in this prospectus supplement solely as a textual reference.

PROSPECTUS

GENERAL MOTORS FINANCIAL

COMPANY, INC.

Debt Securities

Guarantees of Debt Securities

Preferred Stock

We may offer from time to time debt securities and preferred stock. We may offer the securities separately or together, in separate series or tranches and in amounts, at prices and on terms described in one or more supplements to this prospectus. The payment obligations under any series of debt securities may be fully and unconditionally guaranteed by one of our subsidiaries, AmeriCredit Financial Services, Inc.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement, which will describe the method and specific terms of the offering, including the amount, price and terms of the applicable offered securities. You should carefully read this prospectus, the information incorporated by reference in this prospectus, the prospectus supplement, including any information incorporated by reference in such prospectus supplement, and any free writing prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings, to or through underwriters, dealers or agents or directly to purchasers. The names of any underwriters, dealers or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. See “Plan of Distribution.”

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 2 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, offer or sell an indeterminate amount of securities, and any combination of securities, described in this prospectus in one or more offerings. The payment obligations under any series of debt securities may be fully and unconditionally guaranteed by one or more of our subsidiaries. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities described in this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under “Where You Can Find More Information.”

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Those exhibits may be filed with the registration statement or may be incorporated by reference to earlier SEC filings listed in the registration statement or in subsequent filings that we may make under the Securities Exchange Act of 1934, as amended, or Exchange Act.

We have not authorized anyone to give any information or to make any representation different from or in addition to that contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. Therefore, you should not assume that the information contained in this prospectus or any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement are delivered or securities are sold on a later date.

In this prospectus, unless the context indicates otherwise, the words “Company,” “GM Financial,” “we,” “us,” and “our” refer to General Motors Financial Company, Inc. “GM” refers to General Motors Company; and the “International Segment” refers to our auto finance and financial services operations conducted in Europe, Latin America and China.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” throughout this prospectus, including the documents incorporated herein by reference. Whenever you read a statement that is not simply a statement of historical fact (such as when we use words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “may,” “likely,” “should,” “estimate,” “continue,” “future” and/or other comparable expressions), you must remember that our expectations may not be correct, even though we believe they are reasonable. These forward-looking statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. We do not guarantee that any future transactions or events described in this prospectus will happen as described or that they will happen at all. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect.

All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In connection with this, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements. You should read carefully the section of this prospectus under the heading “Risk Factors.”

We assume no responsibility for updating forward-looking information contained herein or in other reports we file with the SEC, and do not update or revise any forward-looking information, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We may “incorporate by reference” in this prospectus information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information, as well as the information included in this prospectus.

We incorporate by reference the documents listed below (but excluding any portions thereof that are furnished and not filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 7, 2017; and

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed on April 28, 2017; and

•	our Current Reports on Form 8-K filed on January 17, 2017, March 6, 2017, April 13, 2017, May 9, 2017, June 21, 2017 and June 30, 2017.

We also incorporate by reference into this prospectus all documents (but excluding any portions thereof that are furnished and not filed) that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus in connection with the offering made under the registration statement of which this prospectus is a part. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

You may obtain any of the documents incorporated by reference from the SEC or the SEC’s website as described below. In addition, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.

ii

You may request free copies of any of these filings by writing or calling us at our principal offices, which are located at the following address:

General Motors Financial Company, Inc.

801 Cherry Street

Suite 3500

Fort Worth, Texas 76102

Attention: Chief Financial Officer

Telephone: (817) 302-7000

Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and we file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis, and retrieval system known as EDGAR. You may also find additional information about us, including documents that we file with the SEC, on our website at http://www.gmfinancial.com. The information included on or linked to this website is not a part of this prospectus.

This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the securities being sold by this prospectus and the applicable prospectus supplement. The registration statement and its exhibits may be inspected at the public reference facilities of the SEC at the address set forth above.

In addition, this prospectus contains summaries and other information that we believe are accurate as of the date hereof with respect to specific terms of specific documents, but we refer to the actual documents (copies of which will be made available to holders of our securities upon request to us) for complete information with respect to those documents. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete. Industry and company data are approximate and reflect rounding in certain cases.

iii

ABOUT GENERAL MOTORS FINANCIAL COMPANY, INC.

GM Financial, the wholly-owned captive finance subsidiary of GM, is a global provider of automobile financing solutions. We were acquired by GM in October 2010 to provide captive financing capabilities in support of GM’s U.S. and Canadian markets. In 2013, we expanded the markets we serve by acquiring the operations of our International Segment in Europe and Latin America. In 2015, we completed the acquisition of an equity interest in SAIC-GMAC Automotive Finance Company Limited, a joint venture that conducts auto finance operations in China, from Ally Financial Inc. As a result of the completion of this acquisition, our global footprint now covers over 85% of GM’s worldwide market and provides auto finance solutions around the world.

RECENT DEVELOPMENTS

As previously announced, on March 5, 2017, General Motors Holdings LLC (the “Seller”), a wholly owned subsidiary of GM, entered into a Master Agreement (the “Agreement”) with Peugeot S.A. (the “Purchaser”). Pursuant to the Agreement, the Purchaser will acquire, together with a financial partner, the Seller’s European financial subsidiaries and branches (collectively, the “European Operations”), as well as GM’s Opel and Vauxhall businesses and certain other assets in Europe (the “Opel/Vauxhall Business” and, together with the European Operations, the “Transferred Business”).

The net consideration to be paid for our European Operations will be 0.8 times their book value at closing, which we estimate will be approximately $1 billion, denominated in Euros. The purchase price is subject to certain adjustments as provided in the Agreement. We expect to recognize a disposal loss of up to $700 million based on current foreign currency exchange rates.

The transfer of the Transferred Business is subject to the satisfaction of various closing conditions, including receipt of necessary antitrust, financial and other regulatory approvals, the reorganization of the Transferred Business, including pension plans in the United Kingdom, the completion of the contribution or sale by Adam Opel GmbH of its assets and liabilities to a subsidiary, the transfer of GMAC UK plc’s interest in SAIC-GMAC Automotive Finance Company Limited to us or an alternate entity designated by the Seller, unless either party elects to close without completion of the transfer, and the continued accuracy, subject to certain exceptions, at closing of certain of the Seller’s representations and warranties. There can be no assurance that all required governmental consents or clearances will be obtained or that the other closing conditions will be satisfied. The transfer of the Opel/Vauxhall Business is expected to close by the end of 2017 and the transfer of our European Operations is expected to close as soon as practicable after the receipt of necessary antitrust, financial and other regulatory approvals, which may be after the transfer of the Opel/Vauxhall Business, but not before. The transfer of our European Operations will not occur unless the transfer of the Opel/Vauxhall Business occurs.

Our principal focus is on expanding our business in the U.S. to reach full captive penetration levels; therefore, we do not expect that the sale of our European Operations will have a material adverse effect on our consolidated results of operations, financial condition, liquidity or financing strategies, including the mix of secured and unsecured debt issuances. We also do not expect that the sale of our European Operations will result in a material increase in our ratio of total debt to total equity or our earning assets leverage ratio as calculated under our Support Agreement with GM. Due to the size of the prime retail loan portfolio held by our European Operations, we expect that, for a period of time following the sale, retail operating leases will make up a greater percentage of our earning assets than they have historically. As our U.S. operations increase purchases of prime retail loans, we expect that our earning asset mix will return to more recent historical levels. We may make a special dividend over time to GM following the completion of the sale.

RISK FACTORS

Investing in the securities involves risks, including the risks described in the documents we incorporate by reference herein. You should carefully consider these risks and the other information contained or incorporated by reference in this prospectus and any prospectus supplement before deciding to invest in the securities, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement, before acquiring any of such securities. See “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, we will use the proceeds we receive from the offered securities for general corporate purposes, which could include working capital expenditures, acquisitions, refinancing other debt or other capital transactions. Net proceeds of any offering may be temporarily invested prior to use. The application of proceeds will depend upon our funding requirements at the time and the availability of other funds. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with our consolidated financial statements, including the accompanying notes thereto, incorporated by reference in this prospectus.

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges(1)	1.3x	1.6x	1.4x	1.4x	1.6x	2.2x	3.3x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(2)	1.3x	1.6x	1.4x	1.4x	1.6x	2.2x	3.3x

(1)

For purposes of calculating the ratios of earnings to fixed charges, “earnings” represent income (including only distributed income of less than 50% owned entities) before income taxes and fixed charges. “Fixed charges” represent the sum of interest charges and the portion of rental expenses representative of an interest factor.

(2)

Currently, we have no shares of preferred stock outstanding and we have not paid any dividends on preferred stock in the periods presented. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are not different from the ratios of earnings to fixed charges.

SECURITIES WE MAY OFFER

We may offer an indeterminate amount of debt securities under this prospectus. The payment obligations under any series of debt securities may be fully and unconditionally guaranteed by one or more of our subsidiaries. We may also offer shares of preferred stock, par value $0.01 per share. We may also offer any combination of these securities. Securities offered under this prospectus may be exchangeable or convertible into other securities that may be sold under this prospectus. Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. Below is a summary of the securities we may offer with this prospectus.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

In this prospectus we refer to debt securities, the guarantees of debt securities and the preferred stock as “securities.”

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities may be issued under a “senior indenture” and subordinated debt securities may be issued under a “subordinated indenture,” in each case between us and the trustee named in the applicable indenture. This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the “indentures.” As used in this prospectus, the term “trustee” refers to either the senior trustee or the subordinated trustee, as applicable.

We will issue the senior debt securities under the indenture dated as of October 13, 2015, between GM Financial and Wells Fargo Bank, National Association, as trustee, as supplemented or amended as of the date of this prospectus and subject to such amendments or supplemental indentures that may be adopted from time to time.

We will issue the subordinated debt securities under a subordinated indenture. We have filed a copy of the form of subordinated indenture as an exhibit to the registration statement of which this prospectus is a part. We will file the definitive subordinated indenture as an exhibit to a current report on Form 8-K or a post-effective amendment to the registration statement of which this prospectus is a part.

The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as in effect on the date of the applicable indenture. The indentures are subject to any amendments or supplements as we may enter into from time to time which are permitted under the indentures. We will file any amendments or supplements to the indentures, as exhibits to a current report on Form 8-K or a post-effective amendment to the registration statement of which this prospectus is a part. The indentures will be subject to and governed by the terms of the Trust Indenture Act of 1939. The following description, together with any additional information we may include in any applicable prospectus supplements, sets forth certain general terms and provisions of our debt securities that we may offer by this prospectus. This description is incomplete, and while the description below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of debt securities, and provisions that vary from those described below, in one or more prospectus supplements. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures. You may obtain copies of the indentures as described under “Where You Can Find More Information.”

General

The debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent and in the manner set forth in the subordinated indenture.

Since our operations are conducted through our subsidiaries, the cash flow and the consequent ability to service our indebtedness, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings or upon the payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make funds available to us, whether by dividends, loans or other payments. Our subsidiaries will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities, except as may be described in a supplemental prospectus for any debt securities of any series that may be guaranteed by one or more of our subsidiaries. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries are or may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we may have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of our debt securities to participate in those assets) will be effectively subordinated to the claims of such subsidiaries’ creditors, including trade creditors.

Creditors of each of our subsidiaries, including trade creditors and creditors that have the benefit of guarantees issued by our subsidiaries, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the debt securities. Therefore, the debt securities will be effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries. If we become insolvent or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured creditors under applicable law, including the ability to foreclose on and sell the assets securing such indebtedness in order to satisfy such indebtedness. In addition, our rights and the rights of our creditors, including the holders of the debt securities, to participate in the distribution of assets of a subsidiary during its liquidation or reorganization will be effectively subordinated to all existing and future liabilities of that subsidiary. Furthermore, the indentures do not restrict our subsidiaries’ ability to incur secured or other indebtedness in the future. In any case, any remaining assets may be insufficient to repay the debt securities.

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture. The indentures also do not limit our ability to incur other debt.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered, as well as any modifications or additions to the general terms of the indentures. These terms will include some or all of the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such extension;

•

whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity securities, equity indices or other indices, and the conditions upon and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

•

if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•

our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•

the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•

any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable indenture;

•	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

•	any other terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will generally describe federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $1,000 and in integral multiples of $1,000, and interest will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a Business Day, then the payment will be made on the next Business Day without additional interest and with the same effect as if it were made on the originally scheduled date. “Business Day” means any calendar day that is not a Saturday, Sunday or a day on which banking institutions in the City of New York, New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

Unless otherwise indicated in the applicable prospectus supplement, the applicable trustee will act as paying agent and registrar for the debt securities under the indentures. We may act as paying agent or registrar under the indentures.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payment by us of principal of, premium, if any, and interest on such subordinated debt securities.

The subordinated indenture does not limit the issuance of additional senior indebtedness.

Guarantees

The debt securities of any series may be fully and unconditionally guaranteed by AmeriCredit Financial Services, Inc., one of our subsidiaries. However, the indentures do not require that AmeriCredit Financial Services, Inc. be a guarantor of any series of debt securities. As a result, a series of debt securities may not be guaranteed by AmeriCredit Financial Services, Inc.

A guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such guarantor is the surviving entity) another entity, other than us or another guarantor, unless:

•	immediately after giving effect to such transaction, no default or event of default exists;

•

the entity acquiring the property in such sale or disposition or the surviving entity is an entity organized or existing under the laws of a U.S. jurisdiction and expressly assumes all the obligations of that guarantor under its guarantee; and

•

we have delivered to the applicable trustee an officers’ certificate and opinion of counsel stating that the merger, consolidation or transfer and supplemental agreements, if any, comply with the applicable indenture;

provided, however, that the above will not apply to any such consolidation or merger with or into, or conveyance, transfer or lease to, any entity if the resulting, surviving or transferee entity is not or will not be a subsidiary of the Company and the other terms of the indenture and securities are complied with.

Each guarantor shall, upon the occurrence of any of the following events, be automatically and unconditionally released and discharged from all obligations under the indenture and its guarantee of each series of the debt securities, and the holders of each series of the debt securities will be deemed to have consented to such release without any action required on the part of the trustee or any holder of debt securities:

•

if all of the shares of stock of that guarantor are sold, exchanged or otherwise disposed of to a person that is not (either before or after giving effect to such transaction) the Company or a subsidiary of the Company;

•

in connection with any sale or other disposition of all or substantially all of the assets of that guarantor, including by way of merger, consolidation or amalgamation, to a person that is not (either before or after giving effect to such transaction) the Company or a subsidiary of the Company;

•	upon defeasance or covenant defeasance in accordance with the applicable indenture; or

•	as otherwise specified in the applicable prospectus supplement.

Any guarantor not released from its obligations under its guarantee will remain liable for the full amount of principal of, premium on, if any, and interest, if any, on, the debt securities of such series.

The applicable prospectus supplement relating to any series of guaranteed debt securities may specify other terms of the applicable guarantees.

Certain Covenants

Except as set forth below or in any supplemental indentures or in a board resolution of ours establishing a series of securities under the indentures, the indentures will not:

•	limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries; or

•

contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event of a decline in the credit rating of our debt securities resulting from a change in control, recapitalization or similar restructuring or in the case of any other event.

We will describe any restrictive covenants for any series of debt securities in the applicable prospectus supplement for such debt securities.

Amalgamation, Merger, Consolidation or Transfer of Assets

Under the terms of the indentures, we may amalgamate, consolidate or merge with another entity, or sell, lease, convey or otherwise transfer all or substantially all our assets to another entity, if we are either the continuing entity or, if we are not the continuing entity, under the following conditions:

•

the successor entity is organized under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes all payments on all of the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture;

•	the transaction must not cause a default on the debt securities and we must not already be in default on the debt securities; and

•	any additional conditions with respect to any particular debt securities are met.

Events of Default

Unless otherwise provided for in the prospectus supplement, the term “event of default”, when used in the indentures, means any of the following:

•

failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

•

failure to pay when due (at maturity, upon redemption or otherwise) of the principal of, or premium on, if any, any security of such series, and continuance of such default for a period of more than three business days;

•

failure on our part to comply with any other covenant or agreement in the indentures that applies to the debt securities for 90 days after we have received written notice from the trustee or the holders of at least 25% in aggregate principal amount of the debt securities then outstanding affected by the failure to comply in the manner specified in the applicable indenture;

•	events of bankruptcy, insolvency or reorganization of our Company or any applicable guarantor;

•	any guarantee by any guarantor being held unenforceable or invalid, or any guarantor denying or disaffirming its obligations under its guarantee, except as permitted by the indentures; or

•	any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

If an event of default occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately, except that, if the event of default is caused by certain events in bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration.

Each indenture requires us and any guarantor to file an officers’ certificate with the trustee each year regarding compliance with the terms of the applicable indenture. Upon becoming aware of any default or event of default, we are required to deliver to the trustee a statement specifying such default or event of default.

The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series so affected (with each series treated as a separate class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indentures provide that in case an event of default has occurred and is continuing, the applicable trustee will be required, in the exercise of their respective power, to use the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request of any holder of debt securities, unless such holder has offered to the trustee reasonable written security and indemnity satisfactory to it against any loss, liability or expense.

Satisfaction and Discharge; Defeasance and Covenant Defeasance

Satisfaction and Discharge

The indentures will be discharged and will cease to be of further effect as to all debt securities of any series that have been issued thereunder when:

•	either:

•

all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the applicable trustee for cancellation; or

•

all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited funds with the applicable trustee as trust funds in trust solely for the benefit of the holders thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the aggregate indebtedness on the debt securities not delivered to the trustee for cancellation for principal of, premium on, if any, and interest, if any, on the debt securities to the date of maturity or redemption (provided that no default or event of default has occurred and is continuing and such deposit will not breach any other instrument by which we are bound);

•	we have paid or caused to be paid all sums payable by us in respect of such securities of such series under the applicable indenture; and

•

we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities of that series at maturity or on the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and opinion of counsel stating that all conditions precedent to satisfaction and discharge have been satisfied.

Defeasance of Certain Covenants and Certain Events of Default

Unless otherwise indicated in the applicable prospectus supplement, we may elect, with respect to any debt securities of any series, either:

•	to defease and be discharged from all of our obligations with respect to such debt securities, which we refer to as legal defeasance; or

•

to be released from our obligations with respect to such debt securities under such covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such debt securities, which we refer to as covenant defeasance.

We must comply with the following conditions before legal defeasance or covenant defeasance can be effected:

•

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient to pay the principal of, premium on, if any, and interest, if any, on, the outstanding debt securities of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the debt securities of such series are being defeased to maturity or to a particular redemption date;

•

we must deliver to the trustee an opinion of counsel to the effect that that the holders of such debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of legal defeasance or covenant defeasance, as the case may be, to be effected with respect to such debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such legal defeasance or covenant defeasance, as the case may be, had not occurred;

•

no default or event of default may have occurred or continue with respect to debt securities of such series on the date of such deposit (other than a default or event of default resulting from the incurrence of indebtedness all or a portion of the proceeds of which will be used to defease the debt securities of such series);

•

such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which we are a party or bound;

•

we must deliver an officers’ certificate stating that the deposit was not made with the intent of preferring holders of the series of debt securities being redeemed over our other creditors with the intent of defeating, hindering, delaying or defrauding any of our creditors; and

•	we must deliver an officers’ certificate and opinion of counsel stating that all conditions precedent relating to the defeasance have been complied with.

The accompanying prospectus supplement may further describe any provisions permitting or restricting legal defeasance or covenant defeasance with respect to the debt securities of a particular series.

Modification and Waiver

Without the consent of any holders of any series of debt securities, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•

to cure any ambiguity or to correct or supplement any provision contained herein or in any supplemental indenture that may be defective or inconsistent with any other provision contained herein or in any supplemental indenture;

•

to convey, transfer, assign, mortgage or pledge to the trustee as security for the securities of one or more series, or any guarantees endorsed thereon or attached thereto, any property or assets and to secure, or, if applicable, provide additional security for, any securities or guarantees and to provide for matters relating thereto, and to provide for the release of any collateral as security for any securities or guarantees;

•	to evidence the succession of another entity to our Company and the assumption of our covenants by the successor;

•	to add one or more covenants for the benefit of the holders of all or any series of debt securities;

•	to add any additional events of default for all or any series of debt securities;

•	to establish the form or terms of debt securities of any series;

•

to add to or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee or to comply with the rules of any applicable securities depository;

•

to change or eliminate any provision of the indenture, provided that any such change or elimination shall not apply to any outstanding security of any series issued prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•

to make any change that would provide any additional rights or benefits to the holders of the securities or that does not materially adversely affect the legal rights under the indenture of any holder of the securities;

•

to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, or any tranche thereof, pursuant to the terms of the indenture, provided that any such action shall not adversely affect the interests of the holders of debt securities of such series or tranche or any other series of debt securities in any material respect;

•	to add a guarantor or permit any entity to guarantee the obligations under any series of debt securities or to transfer property or assets to the trustee as security for any series of debt securities;

•

to conform the text to any provision of the “Description of Debt Securities” or “Description of the Notes” in any base prospectus or in any provision in of the “Description of the Notes” in any prospectus supplement relating to the securities or any series of securities to the extent that such provision was intended to be a verbatim recitation of a provision set forth in the base indenture or any amendment or supplement thereto;

•	to comply with the requirements of the SEC to maintain the qualification of the indentures under the Trust Indenture Act; or

•

to make any other provisions with respect to matters or questions arising under the indenture, provided that such action shall not adversely affect in any material respect the interests of the holders of any debt securities of any series outstanding on the date of such supplemental indenture.

Except as provided above, the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by such supplemental indenture (voting together as a single class) is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the indentures or debt securities pursuant to a supplemental indenture. However, no amendment may, without the consent of the holder of each outstanding debt security directly affected thereby:

•	reduce the principal amount of debt securities of that series whose holders must consent to an amendment, supplement or waiver of or with respect to the applicable indenture;

•	reduce the principal or change the fixed maturity of any debt security of that series;

•	reduce the rate or extend the time for payment of interest, including default interest, on any debt security of that series;

•	alter any of the provisions with respect to the redemption of the securities of any series;

•

waive a default in the payment of the principal of, or any premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then-outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make any of the debt securities payable in any currency other than that stated in the debt securities of that series;

•

make any change to certain provisions of the applicable indenture relating to, among other things: (i) the right of holders of debt securities to receive payment of the principal of, or any premium or interest on, debt securities and to institute suit for the enforcement of any such payment; (ii) waivers of past defaults; and (iii) amendments and waivers that require the consent of each affected holder;

•	waive a redemption payment with respect to any debt security;

•	release any guarantor providing a guarantee to any debt securities from any of its obligations under such guarantee, except in accordance with the terms of the applicable indenture; or

•	make any change in the ranking or priority of any debt security or any guarantee thereof that would adversely affect the holders of such debt security.

A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of holders of debt securities of one or more particular series of debt securities will be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of such series, waive our compliance with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default and its consequences under the indenture with respect to the debt securities of such series, except a default in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to debt securities of such series.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form that will be deposited with a depositary or with a nominee for the depositary identified in a prospectus supplement. In such case, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the total principal amount of outstanding debt securities of the series to be represented by such registered global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a registered global security may not be registered for transfer or exchange except as a whole by the depositary, the depositary’s nominee or their respective successors as described in the applicable prospectus supplement.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in a prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

Upon the issuance of any registered global security, and the deposit of such security with or on behalf of the appropriate depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such registered global security to the accounts of institutions or participants that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if we offer and sell such debt securities directly.

Ownership of beneficial interests in a registered global security will be limited to participants of the depositary (which are usually large investment banks, retail brokerage firms, banks and other large financial institutions) and persons that hold interests through participants. Ownership of beneficial interests by participants in a registered global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary for that security or its nominee. Ownership of beneficial interests in a registered global security by persons who hold through participants will be shown on, and the transfer of those ownership interests within that participant will be effected only through, records maintained by that participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. The preceding limitations and such laws may impair the ability to transfer beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that registered global security. Unless otherwise specified in a prospectus supplement and except as specified below, owners of beneficial interests in a registered global security will not:

•	be entitled to have the debt securities of the series represented by the registered global security registered in their names;

•	receive or be entitled to receive physical delivery of the debt securities of such series in certificated form; or

•	be considered the holders of the debt securities for any purposes under the indentures.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures.

The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indentures. Unless otherwise specified in a prospectus supplement, payments with respect to principal, premium and/or interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the registered global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices in the securities industry, as is now the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of such participants. Neither we nor the trustee or any agent of ours will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a registered global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Unless otherwise specified in a prospectus supplement, if the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary, and a successor depositary is not appointed by us within 90 days, we will issue debt securities in certificated form in exchange for the registered global security. In addition, the indentures provide that we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of such series in certificated form in exchange for all of the registered global securities representing such debt securities. Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a registered global security representing such series of debt securities may receive, on terms acceptable to us and the depositary for such registered global security, debt securities of such series in certificated form registered in the name of such beneficial owner or its designee.

Denominations, Registrations and Transfer

The debt securities will be issued only in fully registered form, without interest coupons and, unless otherwise indicated in the prospectus supplement, in denominations that are even multiples of $1,000. A direct holder may have his or her debt securities broken into, or “exchanged” for, more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

A direct holder may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also register transfers of the debt securities.

A direct holder will not be required to pay a service charge to transfer or exchange debt securities, but may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with the holder’s proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the selection of securities for redemption and ending on the earliest date of notice of such redemption, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Governing Law

The indentures are and the debt securities (and any guarantees thereof) will be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

Regarding the Trustee

We have not selected a trustee under the indentures. Disclosure regarding the trustee will be provided in an applicable prospectus supplement or amendment to the registration statement of which this prospectus is a part.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

AmeriCredit Financial Services, Inc., one of our subsidiaries, may issue guarantees of debt securities that we offer in any prospectus supplement. Each guarantee will be issued under a supplement to an indenture or pursuant to a guarantee in a form prescribed by an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, which may include, without limitation, one or more of the following:

•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	any additional terms of the guarantees.

DESCRIPTION OF PREFERRED STOCK

Our authorized capital stock consists of 1,000 shares of common stock, par value $1.00 per share, and 250,000,000 shares of preferred stock, par value $0.01 per share. As of July 17, 2017, we had 1,000 shares of common stock outstanding, all of which are owned by General Motors Holdings LLC, a wholly-owned subsidiary of GM, and there were no shares of preferred stock outstanding.

At the direction of our Board of Directors, we may issue shares of preferred stock from time to time. Our Board of Directors may, without any action by holders of common stock, adopt resolutions to issue preferred stock by establishing the number, rights and preferences of, and designating, one or more series of preferred stock. As of the date of this prospectus, no series of preferred stock has been designated and established by our Board of Directors. The rights of any series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

Except as set forth in the Company’s Amended and Restated Certificate of Formation or as otherwise required by Texas law, each outstanding share of preferred stock shall not be entitled to vote on any matter on which the shareholders of the Company shall be entitled to vote, and shares of any series of preferred stock shall not be included in determining the number of shares voting or entitled to vote on any such matters; provided, however, that the holders of shares of any series of preferred stock shall have the right to vote as a separate class on any amendment, waiver, repeal or modification of any provision of the statement of resolutions creating such series of preferred stock to the extent provided in the statement of resolutions creating such series of preferred stock.

The preferred stock will be issued under a statement of resolutions, which forms, or will form, a part of the Company’s Amended and Restated Certificate of Formation at the time such preferred stock is issued. The terms of any particular series of preferred stock offered pursuant to this prospectus, including preferred stock to be represented by depositary shares, will be described in the applicable prospectus supplement, including (where applicable) the designations, powers, preferences, and the relative, participating, optional or other rights (in each case, if any), and the qualifications, limitations, or restrictions of any unissued series of preferred stock.

Any preferred stock that we issue will, when issued, be fully-paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, any series of offered preferred stock will rank, with respect to dividends and the distribution of assets, senior to common stock, and on a parity with shares of any other then outstanding series of preferred stock. Therefore, any preferred stock that may subsequently be issued may limit the rights of the holders of our common stock and preferred stock.

The transfer agent and registrar for a series of preferred stock will be named in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

The securities may be offered through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale. The specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation will be identified in a prospectus supplement.

EXPERTS

The consolidated financial statements of General Motors Financial Company, Inc. and subsidiaries incorporated in this prospectus by reference from the General Motors Financial Company, Inc.’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of the securities offered by this prospectus will be passed upon for us by Hunton & Williams LLP, Dallas, Texas. Certain legal matters will be passed upon for the underwriters by counsel named in the applicable prospectus supplement.

GENERAL MOTORS FINANCIAL COMPANY, INC.

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley	RBC Capital Markets	Wells Fargo Securities

September 17, 2018